EXHIBIT 2.1
                                                                     -----------

                               EXCHANGE AGREEMENT

                                 BY AND BETWEEN

                            SOUTHERN GAS HOLDINGS LLC

                          AMERICAN UNITED GLOBAL, INC.

                            SOUTHERN GAS COMPANY, LLC

                                       AND

                      THE SOUTHERN GAS GROUP EQUITY OWNERS

                             AS OF SEPTEMBER _, 2004


         THIS EXCHANGE AGREEMENT ("Agreement") is made as of September _, 2004, by and between SOUTHERN GAS HOLDINGS LLC, a Delaware limited liability company (the "Buyer" or the "Company"); AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"); SOUTHERN GAS COMPANY, LLC, a limited liability company incorporated under the laws of the Russian Federation ("Southern Gas"); and the persons or entities who have executed this Agreement on the signature page hereof (individually, a "Southern Gas Group Equity Owner" and collectively, the "Southern Gas Group Equity Owners"), with reference to the following facts:

         The Parties hereto desire to enter into an agreement under the terms of which the Southern Gas Group Equity Owners will contribute and exchange the "Southern Gas Group Equity" (as hereinafter defined) to the capital of the Buyer, solely in exchange for the "Exchange Shares" (as hereinafter defined). Immediately after the contribution and exchange of the Southern Gas Group Equity for the Exchange Shares, as contemplated hereby, Southern Gas and the Southern Gas Subsidiaries will become direct and indirect Subsidiaries of the Buyer and AUGI.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Parties do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         1.1 Definitions. As used in this Agreement and Exhibits hereto, the following terms shall have the meanings set forth below:

             "AGREEMENT" means this Agreement, including all amendments and modifications thereof (if any), and all Exhibits and Schedules, which are fully incorporated herein by reference.

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             "APPLICABLE LAW" means all applicable international,
national/federal, state, provincial, local and other governmental or judicial laws (including, without limitation, common law), statutes, codes, rules, regulations, ordinances, and, to the extent promulgated or issued, decrees and orders.

             "ASSETS" means the Properties and all other real and personal property, tangible and intangible, wherever located, that are held or owned from time to time by the Southern Gas Group, and used in connection with the operation of the Southern Gas Businesses, including, without limitation, all of the following:

     (a) all trade names, trademarks, copyrights, letters patent, patent applications and other intellectual property relating to the Southern Gas Businesses (collectively, "Intellectual Property");

     (b) all leases, certificates, governmental approvals, registrations, permits, register of rights, contracts, agreements, licenses, sales agreements, purchase orders and other documentation and other legal rights relating to the Southern Gas Businesses (the "Contract Rights and Permits");

     (c) all machinery and equipment, gas leases, real estate (owned or leased) and improvements (collectively, `Fixed Assets");

     (d) all tools, molds, dyes, spare parts, material handling equipment, and other related items of personal property; and certain scheduled office equipment, including furniture and computers (the "Personal Property");

     (e) all computer programs, software, customer and vendor lists, billing and materials records and other written and computer data and information related to the Southern Gas Businesses, including, without limitation, the economic resource and planning systems and computer systems (collectively, "Business Data");

     (f) all inventories of raw materials, work in progress and finished goods relating to the Southern Gas Businesses (the "Stock");

     (g) all minereal rights, and all rights to approximately 17.5 billion cubic meters of proven gas reserves and thirteen income producing gas wells (the "Gas and Mineral Reserves");

     (h) all royalties, rents, accounts receivable from customers of the Southern Gas Businesses and all other rights to receive payment in connection with products or services sold by the Southern Gas Businesses (the "Receivables"); and

     (i) the commerce stream and goodwill of the Southern Gas Businesses as a going concern ("Goodwill").

             "AUGI" means American United Global, Inc., a Delaware corporation.

             "AUGI COMMON STOCK" means the common stock of AUGI, par value $0.01 per share.

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             "AUDITED FINANCIAL STATEMENTS" means the consolidated or combined balance sheets, statement of income, statements of cash flows and owners' equity of the Southern Gas Group (a) as at September 30, 2004 and for the nine months then ended, (b) as at each of December 31, 2003 and December 31, 2002, and for the two fiscal years then ended, that have been audited without qualification by Ernst & Young, PricewatershouseCoopers, Deloitte & Touche, KPMG Peat Marwick, BDO Seidman or another accounting firm of similar standing.

             "BUYER" means Southern Gas Holdings, LLC, a Delaware limited liability company, and a majority-owned subsidiary of AUGI.

             "BUSINESS DATA" means all computer programs, software, customer and vendor lists, billing and materials records and other written and computer data and information related to the Southern Gas Businesses, including, without limitation, the economic resource and planning systems and computer systems.

             "CLOSING" means the closing of the Exchange Agreement pursuant to
Article IV of this Agreement.

             "CLOSING DATE" means the date as the Parties may agree in writing on which to hold the Closing. Unless otherwise agree by the Parties, the Closing Date shall not be later than December 31, 2004; provided, that if the Audited Financial Statements of the Southern Gas Group have not been delivered to the Buyer and AUGI by December 31, 2004, then the Buyer and AUGI shall have the right to extend the Closing Date to the earlier to occur of (a) ten days following receipt of the Audited Financial Statements, or (b) March 31, 2005.

             "CONSENT" means any consent, authorization, approval, ratification or waiver.

             "CONTRACT" means any legally binding agreement, contract, obligation, promise, arrangement or undertaking (whether written or oral and whether express or implied).

             "CONTRACT RIGHTS AND PERMITS" means all leases, certificates, governmental approvals, registrations, permits, register of rights, contracts, agreements, licenses, sales agreements, purchase orders and other documentation and other legal rights relating to the Southern Gas business.

             "EFFECTIVE DATE" means 12:01 a.m., local time in Rostov-on-Don, Russian Federation, on October 15, 2004.

             "EQUIPMENT COMPANY" means _________________, a company that supplies equipment to natural gas extraction and pipeline companies, including but not limited to the Extraction Company, and is located at
________________________________.

             "EXCHANGE" means the transaction by which the Southern Gas Group Equity shall be exchanged for the Exchange Shares, all as contemplated by this Agreement.

             "EXCHANGE SHARES" means 32,773,000 shares of AUGI Common Stock or such greater or lesser number of shares of AUGI Common Stock as shall represent seventy (70%) percent of the Exchange Shares constituting 70% percent of the Fully-Diluted AUGI Common Stock, immediately after giving effect to the Exchange.

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             "EXISTING AUGI SHAREHOLDERS" means, as at the Closing Date and immediately prior to the Exchange contemplated by this Agreement, all holders of AUGI Common Stock or other securities convertible into, or exchangeable or exercisable for, shares of AUGI Common Stock.

             "EXTRACTION COMPANY" means ConGasDolycha, a company that extracts natural gas and is located at _______________________________.

             "FIXED ASSETS" means all machinery and equipment, gas leases, real estate (owned or leased), including all improvements as identified on EXHIBIT B.

             "FULLY-DILUTED AUGI COMMON STOCK" means sum of (a) all of the shares of AUGI Common Stock to be issued and outstanding on the Closing Date, plus (b) all additional shares of AUGI Common Stock that are issuable upon conversion of any outstanding convertible AUGI securities or upon exercise of all outstanding AUGI stock options, warrants or other rights to purchase AUGI Common Stock.

             "GAS AND MINERAL RESERVES" means all mineral rights and all rights to approximately 17.5 billion cubic meters of proven gas reserves and 13 income producing gas wells as detailed in EXHIBIT C.

             "EXCHANGE SHARES" means 32,773,000 shares of AUGI Common Stock, or such other number of shares of AUGI Common Stock as shall represent, when issued, seventy percent (70%) of the "Fully-Diluted AUGI Common Stock.

             "LICENSE" means all licenses, permits and other rights to extract natural gas or other Gas and Mineral Reserves.

             "LIENS" means any and all liens, encumbrances, mortgages, pledges, charges, royalties, claims, demands, leases, options, security interests, rights of first refusal, equitable interests, rights, titles, interests and restrictions of any kind, including any restriction on use.

             "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, results of operation, financial condition or prospects of the Southern Gas Group, the Southern Gas Businesses and/or the Assets, but excluding effects that are resulting from market conditions generally in the oil and gas industry.

             "ORGANIZATIONAL DOCUMENTS" means those documents under which a Party and/or a member of the Southern Gas Group has been organized or which otherwise evidence its organization under applicable law.

             "PARTIES" means the collective reference to the Buyer, AUGI, Southern Gas and the Southern Gas Group Equity Owners, and "PARTY" means the reference to one of the Parties.

             "PERSONAL PROPERTY" means all tools, molds, dyes, spare parts, material handling equipment, and other related items of personal property; and certain scheduled office equipment, including furniture and computers that are owned, leased or used by the Southern Gas Group in the operation of the Southern Gas Businesses.

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             "PIPELINE COMPANY" means ______, a company that operates a pipeline of approximately 3.5 miles from Rostov, Russian Federation to ____, Ukraine, and is located in ____.

             "PROPERTIES" means those lands, reserves, fields, Gas and Mineral Rights and related interests in lands owned, leased or licensed by Southern Gas or any other member of the Southern Gas Group; all of which Properties are identified in EXHIBIT C annexed hereto.

             "SECURITIES LAWS" means the United States Securities Act of 1933, the United States Securities Exchange Act of 1934, or any state securities laws of the United States and the rules and regulations promulgated thereunder.

             "SOUTHERN GAS BUSINESSES" means the businesses engaged in by Southern Gas, the Extraction Company, the Equipment Company, the Pipeline Company and any other member(s) of the Southern Gas Group.

             "SOUTHERN GAS GROUP EQUITY" means 100% of the share capital, members interest and all other equity interests of Southern Gas and the other members of the Southern Gas Group.

             "SOUTHERN GAS GROUP" means the collective reference to Southern Gas, the Extraction Company, the Pipeline Company, the Equipment Company and any other Subsidiary or Affiliate of Southern Gas or the Southern Gas Group Equity Owners engaged in the Southern Gas Businesses.

             "SOUTHERN GAS GROUP EQUITY OWNERS" means the owners of the Southern Gas Group Equity on the Effective Date of this Agreement; such Persons being:
Soceconombank, Akhsarbek Ramonov, and Sergey Selukov.

             "TAXES" means any and all governmental, national, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, transfer, registration, value added, alternative or other tax of any kind whatsoever in each case whether of the United States, Russia or elsewhere in the world, including any interest, penalty, or addition thereto, whether disputed or not.

             "TRANSFER" means sell, grant, option, assign, mortgage, hypothecate, encumber, pledge, or otherwise commit or dispose of in any manner.

         1.2 Currency. Unless otherwise expressly specified, all currency amounts set forth herein are stated in the lawful currency of the United States of America.

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                                   ARTICLE II
            REPRESENTATIONS, WARRANTIES, DISCLOSURES AND UNDERTAKINGS
            ---------------------------------------------------------

         2.1 Representations and Warranties of Southern Gas and Southern Gas Group Equity Owners. Southern Gas and the Southern Gas Group Equity Owners jointly and severally represent and warrant to AUGI that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1).

             2.1.1 Capacity and Authorization. Southern Gas and the Southern Gas Group Equity Owners each have the legal right and full power and authority to enter into, deliver and perform this Agreement; all actions required to be taken in order to permit Southern Gas and the Southern Gas Group Equity Owners to enter into, deliver and perform this Agreement have been properly and validly taken; and all Consents, if any, currently required to be obtained for such purposes have been obtained and remain in effect.

             2.1.2 Notices and Consents. Southern Gas and the Southern Gas Group Equity Owners is not and will not be required to give any notice to or obtain any Consent from any person or entity in connection with the execution, delivery and performance of this Agreement, except for the notices and consents set forth on EXHIBIT D annexed hereto.

             2.1.3 Valid and Binding Obligations. This Agreement has been duly executed and delivered by Southern Gas and the Southern Gas Group Equity Owners and is valid, binding and enforceable against Southern Gas in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

             2.1.4 Organization and Good Standing of Southern Gas Group. Southern Gas and each other member of the Southern Gas Group is duly incorporated and validly existing under the laws of the Russian Federation and is qualified to conduct business and is in good standing in those jurisdictions where necessary to carry on its business where conducted. Each member of the Southern Gas Group has all requisite legal rights and full power and authority to own and operate its assets as currently owned and operated and to carry on its business as now being conducted.

             2.1.5 Registered and Principal Office. Southern Gas's registered office and principal office is located at 344082, Rostov-on-Don, 30B. Sadovaya Street, Russia.

             2.1.6 No Conflicts. The execution, delivery or performance of this Agreement by Southern Gas and the Southern Gas Group Equity Owners will not contravene, conflict with or result in a violation or breach of any of the following: (a) any provision of the Organizational Documents of the Southern Gas Group; (b) any existing legal requirements, order, decree or Contract to which the Southern Gas Group or the Southern Gas Group equity Owners may be subject; or (c) any existing governmental Consent or License. Other than this Agreement, there are no preemptive rights, rights of first refusal, commitments or agreements by the Southern Gas Group or the Southern Gas Group Equity Owners to sell or transfer any of the Southern Gas Group Equity or Assets to any person or entity. Other than this Agreement, there are no

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outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Southern Gas Group Equity Owners or the Southern Gas Group to issue, sell, or otherwise cause to become outstanding any additional participating interest or that could directly or indirectly affect their ability to perform its obligations to the Buyer or AUGI under this Agreement. There are no outstanding or authorized equity appreciation, phantom equity, profit appreciation, or similar rights as applied to and understood in the context of limited liability companies with respect to Southern Gas. There are no voting trusts, proxies, or other agreements or understandings with respect to the ownership or operation of any of the Southern Gas Group Equity or the Assets. Upon the sale of the Southern Gas Group Equity to Buyer pursuant to this Agreement, Buyer will own one hundred percent (100%) of the Assets, and no other person or entity shall have any right, title or interest whatsoever in the Assets.

             2.1.7 Capitalization. The issued and outstanding indebtedness for borrowed money and share capital or other equity of each member of the Southern Gas Group is set forth on EXHIBIT E hereto.

             2.1.8 Financial Statements. The Audited Financial Statements will fairly and accurately in all material respects present the financial condition of the Southern Gas Group as of such dates and the results of the operations of Southern Gas for such periods, are correct and complete in all material respects, and are consistent with the books and records of Southern Gas (which books and records are correct and complete in all material respects). None of the Audited Financial Statements contains, as of its date, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Furthermore, the Audited Financial Statements will fairly and accurately in all material respects present the financial condition of the Southern Gas Group as of such dates and the results of the operations of the Southern Gas Group for such periods, are correct and complete in all material respects, and comply with the standards under United States generally accepted accounting principles, as required under this Agreement.

             2.1.9 Taxes. The Southern Gas Group has filed or caused to be filed all tax returns that are or were required to be filed by it pursuant to Applicable Law; all such tax returns are true, correct and complete in all material respects; AUGI has received copies of all such tax returns; the Southern Gas Group has paid all Taxes, levies, fines and assessments required to have been paid by it as of the date of this Agreement; and there exists no Tax inquiry, audit or assessment involving the Southern Gas Group or any of its Assets.

             2.1.10 Books and Records. The books of account, minute books, and similar or related records of the Southern Gas Group have been made available to the Buyer, are correct and complete in all material respects and have been maintained in all material respects in accordance with sound business practices and the requirements of Applicable Law. To the best knowledge and belief of Southern Gas Group Equity Owners, such minute books contain accurate and complete records of all meetings held of, and action taken by, the participants and/or other governing body, and no meeting of any participants or other governing body has been held for which minutes have not been prepared and are not contained in such minute books.

             2.1.11 The Assets. The Southern Gas Group has good title to, or a valid leasehold interest in, all of the Assets reflected in the Audited Financial Statements or acquired thereafter or utilized in the Southern Gas Businesses, except in each of the foregoing clauses for any such properties or assets sold or otherwise disposed of in the ordinary course of the Southern

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Gas Businesses or with respect to which such failure of title or validity of a leasehold interest would not have a Material Adverse Effect on the Southern Gas Group or operations of the Southern Gas Businesses.

             2.1.12 Licenses. The Southern Gas Group has obtained and currently hold all licenses, permits, and authorizations required for the conduct of the Southern Gas Businesses, including any and all approvals and permits necessary to conduct its business under all applicable federal, state, and local laws, except as would not have a Material Adverse Effect on the Southern Gas Group or operations of the Southern Gas Businesses.

             2.1.13 Contract Rights and Permits. EXHIBIT F lists all of the material Contract Rights and Permits. All amounts required to have been paid and all obligations required to have been performed by it under such Contract Rights and Permits have been paid or performed by the Southern Gas Group, and neither the Southern Gas Group Equity Owners nor the Southern Gas Group has received any notice of any default or adverse claim with respect to any such Contract Rights or Permits and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance under any such Contract Rights and Permits. Neither Southern Gas Group nor the Southern Gas Group Equity Owners has any present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by it under any Contract Rights and Permits to which it or they are subject and there has been no breach or cancellation by the other Parties to any Contract Rights and Permits. Neither the Southern Gas Group Equity Owners nor the Southern Gas Group is a party to any oral contract, agreement or other arrangement, which, if reduced to written form, would be required to be listed under the terms of this Subsection.

             2.1.14 Legal Compliance. To the best of the knowledge and belief of the Southern Gas Group Equity Owners, the Southern Gas Group has complied with Applicable Law, except where the failure to so comply would not have a Material Adverse Effect.

             2.1.15 Oil and Gas Rights

                    (a) Each member of the Southern Gas Group and their predecessors have complied with all laws, rules and regulations promulgated by all federal, state, and local governmental authorities of the Russian Federation with jurisdiction over all oil, gas or other hydrocarbon properties, licenses, concessions or other rights with respect to exploration, drilling, production or transportation of any and all oil, gas and other hydrocarbon products in which Southern Gas has a direct or indirect interest (collectively, the "Oil and Gas Rights"), except for such noncompliance as would not have a Material Adverse Effect.

                    (b) There are no existing permits, contracts, commitments, reclamation, requirements, remedial action required, or cleanup requirements applicable to the Oil and Gas Rights or any portions thereof which would result in a Material Adverse Effect, and all operations of the Southern Gas Group and the Southern Gas Businesses related to the Oil and Gas Rights (including, without limitation, all exploration, drilling, production, construction, transportation and marketing activities) have been conducted in compliance with all applicable laws and all governing permits and contract requirements of the Russian Federation, except for such noncompliance as would not have a Material Adverse Effect on the Southern Gas.

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                    (c) To the best knowledge of the Southern Gas Group Equity
Owners, all licenses, leases, permits or other agreements or authorizations related to the Oil and Gas Rights are in full force and effect and enforceable, and neither the Southern Gas Group Equity Owners, Southern Gas, any other member of the Southern Gas Group, nor any counter party thereto, is in default under or has failed to comply with any such license, lease, permit or other agreement or authorization.

             2.1.16 Litigation and Claims. No member of the Southern Gas Group is subject to any pending or threatened litigation, lawsuits, claims, actions, demands, arbitrations or proceedings, nor to the best knowledge and belief of Southern Gas Group Equity Owners is there any pending or threatened litigation, lawsuit, claim, action, demand, arbitration or proceeding that relates to the Southern Gas Group, the Southern Gas Businesses or the Assets.

             2.1.17 Liens. Except as set forth on EXHIBIT G annexed hereto, the Southern Gas Group owns the Assets free and clear of all Liens. Furthermore, each Southern Gas Group Equity Owner's ownership interest in Southern Gas or any other member of the Southern Gas Group is owned free and clear of all Liens.

             2.1.18 Full Disclosure. To the best knowledge and belief of the Southern Gas Group Equity Owners, there exist no material facts or circumstances which have not been disclosed to Buyer and AUGI and which should be disclosed to prevent the representations and warranties set forth in this Section 2.1 from being materially misleading.

             2.1.19 Environment. To the best knowledge and belief of the Southern Gas Group Equity Owners, the Southern Gas Group has complied, and is in compliance in all material respects, with all applicable federal, state, and local laws and regulations of the Russian Federation relating to protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). All applicable laws and regulations, include, but are not limited to, all federal, state, provincial and local laws, statutes, ordinances and regulations, and any judicial or administrative interpretation thereof.

             2.1.20 Illegal Payments. None of the Southern Gas Group Equity Owners, and to the best of their knowledge and belief, none of the directors, officers, or other agents of the Southern Gas Group, has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property to any government official or other person, in the Russian Federation or any other country, in any manner related to the Southern Gas Businesses or the Assets, which it knows or has reason to believe to have been illegal under any Applicable Law.

         2.2 Representations and Warranties Regarding the Assets. Southern Gas and the Southern Gas Group Equity Owners jointly and severally represent and warrant to Buyer and AUGI that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2).

             2.2.1 Management of the Assets. Pursuant to its Organizational Documents, the Assets and the Southern Gas Businesses are managed by ____.

             2.2.2 Absence of Material Changes in the Assets. Since the date of the most recent balance sheet of the Southern Gas Group contained in the Audited Financial

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Statements, and except as previously disclosed to the Buyer in writing, there has not been: (i) any Material Adverse Event, except to the extent of any governmental actions and political or economic developments that have been reported or are otherwise generally known within the business community having interests in Russia; (ii) any change in the Southern Gas Group Equity Owners or their respective membership interests in the limited liability company or the Assets; or (iii) any damage, destruction or casualty loss materially and adversely affecting the Assets or the Southern Gas Businesses, liabilities, operations or financial or other conditions of the Assets whether or not insured.

             2.2.3 Independent And Internal Engineering Reports.

                   (a) Southern Gas has made available to the Buyer the results of the Independent Engineering Report, prepared by ______with respect to the Properties as of _________(the "Independent Engineering Report") on the Properties listed on EXHIBIT C (the "Evaluated Properties") in which the Buyer will have interests subsequent to the Closing. The Independent Engineering Report is the latest independent engineering report available to Southern Gas relating to the Evaluated Properties. Southern Gas has provided no materially false or misleading information to and has not withheld from the Independent Engineer any material information with respect to the preparation of the Independent Engineering Report. Except as disclosed on EXHIBIT H-1, the Southern Gas Group Equity Owners are not aware of any facts or circumstances that should reasonably cause them to conclude that (i) any of the information that was supplied by Southern Gas to the Independent Engineer in connection with its preparation of the Independent Engineering Report is not currently correct in all material respects (other than normal depletion by production in the ordinary course) or (ii) the Independent Engineering Report is incorrect in any material respect.

                   (b) Southern Gas has made available to The Buyer the results of the internal engineering report, with respect to reserves as of _____, a copy of which is attached hereto as EXHIBIT H-2 (the "Internal Engineering Report"), on the Evaluated Properties. The Internal Engineering Report is the latest engineering report available to Southern Gas relating to the Evaluated Properties. The Internal Engineering Report does not contain any materially false or misleading information and is currently correct in all material respects (other than normal depletion by production in the ordinary course).

                   (c) With respect to each gas well, the Southern Gas Group's interests in the Leases and the Properties are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to any limitations described in EXHIBIT H-1, and after taking into account all royalty interests, overriding royalty interests, net profits interests, production payments and other burdens on production attributable to third parties, (i) the Southern Gas Group are entitled, during the respective terms of the Leases covering such gas wells, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such gas well which is not less than the "net revenue interest" set forth in connection with the description of such gas well, free and clear of all Liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in EXHIBIT H-1, (ii) the Southern Gas Group own an undivided interest (expressed as a decimal) equal to the "working interest" set forth in connection with the description of such gas wells in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or

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used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable, for a share of the costs relating to the exploration, development, and operation of such gas well which is no greater than the "working interest" set forth in connection with the description of such gas well. Notwithstanding the foregoing, title to the Southern Gas Group's Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Independent Engineering Report is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

             2.2.5 Leases. Except as set forth in EXHIBIT I:

                   (a) Each Lease is in full force and effect and all rentals, royalties, shut-in well payments, bonuses and other payments due or payable from or by the Southern Gas Group under the Leases and applicable laws, rules and regulations, have been properly and timely paid, except where the failure to pay properly and timely is in the normal course of business and would not have a Material Adverse Effect, and all conditions necessary to keep the Leases in full force and effect as of the date hereof and as of the Closing Date have been or shall be fully performed, including, to the best of Southern Gas's knowledge, all payments or obligations due from or by third parties except where the failure to satisfy such conditions is in the normal course of business and would not have a Material Adverse Effect;

                   (b) The Southern Gas Group are entitled to receive (and are currently receiving with respect to producing oil, gas and/or mineral leases) without present suspense or presently required indemnity against asserted or known defects or disputes regarding Southern Gas Group's ownership, from each pipeline purchaser or other purchaser of production, or from the person receiving payments from any such purchasers, the proceeds attributable to the net revenue interest in production from each of the Leases, except as set forth in EXHIBIT I, where the failure to receive such proceeds would not have a Material Adverse Effect;

                   (c) All gas wells operated by the Southern Gas Group have been drilled, completed and bottomed within the boundaries of each of the respective Leases or within the limits otherwise permitted by contract and by law, and no such gas well is subject to material penalties or restrictions on allowables because of any overproduction (legal or illegal) which would prevent the assignment of a full allowable (including maximum permissible tolerance) to each such gas well by the federal, state, or local governmental agency having jurisdiction. No gas well is subject to any "take or pay" or similar obligation by which a purchaser of production has made payment to the Southern Gas Group for oil, gas or mineral production yet to be delivered, or by which any party is entitled to take or receive production from the Leases without thereafter paying the full value therefor;

                   (d) The Southern Gas Group have complied with all applicable federal, state, and local laws relating to the production of or from the Interests, the conduct of drilling, completion, and production operations with respect to the Interests and the regulation thereof and have administered and maintained the Interests in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry, except where the failure to comply or so administer or maintain would not have a Material Adverse Effect;

                   (e) The Southern Gas Group have not received notice of violation or probable violation of any applicable law relating to or directly or indirectly affecting the

Interests, nor are there any such violations, other than such violations which would not have a Material Adverse Effect;

                   (f) There have been no demands for cancellation or termination of any of the Interests or for any claimed breach of any Interest due to the failure of Southern Gas, its subsidiaries or any third party to produce or conduct drilling or other operations thereon, nor have there been any suits, enforcement proceedings or other actions filed, threatened or anticipated by the Southern Gas Group which might have a Material Adverse Effect;

                   (g) The Southern Gas Group hold all licenses, franchises, permits, easements, certificates, consents, rights and privileges ("Permits") necessary to the operation of the Interests, and to the best of Southern Gas's knowledge, each third party operator of any of the Interests holds all Permits necessary to the operation of the Interests except for such Permits the lack of which would not have a Material Adverse Effect;

                   (h) To the best knowledge of Southern Gas's management, except as set forth in EXHIBIT I and except for current invoices received within ten (10) days of the date hereof, which invoices were incurred in the ordinary course of business, all invoices, statements, bills and accounts of and to the Southern Gas Group for labor, services, materials or supplies furnished to or for the Interests have been paid in full in the ordinary course of business consistent with past practices and the the Southern Gas Group are current in payment of all joint interest billings for operations or other contracts pertaining to the operation of the Interests;

                   (i) All production from the gas wells operated by Southern Gas or its subsidiaries have been properly accounted for and all proceeds attributable thereto have been properly paid in the ordinary course of business consistent with past practices;

                   (j) No production or sale of oil, gas or other hydrocarbons heretofore produced or sold from or attributable to the Interests has been in excess of any allowable quantity or price or in violation of any other federal, state, or local rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities except where such excess or violation would not have a Material Adverse Effect;

                   (k) No gas produced is subject to the price control jurisdiction of the [Russian Energy Regulatory Commission] under the applicable enabling Russian legislation; and

                   (l) The Southern Gas Group have properly prepared in full compliance with all applicable laws and regulations and have timely filed all reports required to be filed by any law, government entity, or agency as a result of the operation of the Interests and no extensions of time to file any such reports has been requested except where the failure to fully comply and timely file or any extension request would not have a Material Adverse Effect.

         2.3 Due Diligence Investigation. Southern Gas and the Southern Gas Group Equity Owners acknowledge that they (a) have had access to all of the public disclosure documents filed by AUGI with the Securities and Exchange Commission (the "AUGI Public Filings"), as well as the books and records of the Buyer and AUGI, and (b) have been conducting a thorough and comprehensive investigation of AUGI and the Buyer. Southern Gas and the Southern Gas Group Equity Owners are entering into this Agreement and the transactions contemplated hereby solely in reliance on its own investigation.

         2.4 Acquisition of Exchange Shares For Own Account. The Southern Gas Group Equity Owners are acquiring the Exchange Shares pursuant to this Agreement for their own account, not as a nominee or agent, and not with a view toward the immediate distribution or resale thereof.

         2.5 Restricted Nature Of Exchange Shares. The Southern Gas Group Equity Owners are each able to bear the economic risk of their investment in the Exchange Shares and are aware that they must be prepared to hold the Exchange Shares for an indefinite period and that the Exchange Shares have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any other securities law, on the ground, among others, that no distribution or public offering of Exchange Shares is to be effected and Exchange Shares are being issued by the Buyer without any public offering within the meaning of section 4(2) of the Act and Regulation D thereunder, and comparable provisions of the Law and other securities laws.

         2.6 Sophistication. Each Southern Gas Group Equity Owner has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the Exchange Shares contemplated by this Agreement and has the capacity to protect the interests of such Southern Gas Group Equity Holder, respectively.

         2.7 Agreement To Refrain From Resales. Each of the Southern Gas Group Equity Owners further agrees that they shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of, or receive any consideration for, any Exchange Shares or any interest in any Exchange Shares, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or other disposition, either (a) a registration statement on Form S-1 (or any other form appropriate for the purpose or replacing such form) under the Securities Act with respect to the Exchange Shares proposed to be transferred or otherwise disposed of shall be then effective or (b) after furnishing AUGI and its counsel with a detailed statement of the circumstances of the proposed disposition, (i) the Southern Gas Group Equity Owners shall have furnished AUGI with an opinion of counsel (obtained at their expense) in form and substance satisfactory to AUGI to the effect that such disposition will not require registration of such Exchange Shares under the Securities Act or registration or qualification of such Exchange Shares under the Securities Act or any other securities law and (ii) counsel for the Buyer shall have concurred in such opinion of counsel.

         2.8 Certificates To Be Legended. Each Southern Gas Group Equity Owner understands and agrees that each certificate representing Exchange Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the sale, transfer or other disposition of Exchange Shares otherwise than in accordance with this Agreement:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION AND CONCURRED IN BY THE CORPORATION'S COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH

         RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

         2.9 Exchange Shares Will Be "Restricted Securities". Each of the Southern Gas Equity Owners understands and agrees that the Exchange Shares will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that the Exchange Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

         2.10 Company May Refuse To Transfer. If at any time, in the opinion of counsel for the Buyer, Southern Gas or any of the Southern Gas Group Equity Owners has acted or acts in any manner not consistent with their representations and agreements, the Buyer may refuse to transfer Exchange Shares until such time as counsel for the Buyer is of the opinion that such transfer is in all respects in compliance with this Agreement and will not require registration of such Exchange Shares under the Act or registration or qualification of such Exchange Shares under any other securities law.

         2.11 Survival. All representations and warranties in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

         2.12 No Additional Representations or Warranties. Anything in this Agreement to the contrary notwithstanding, neither the Southern Gas Group Equity Owners nor Southern Gas is making nor will it or they make any representation or warranty with respect to any matter except as expressly set forth in this Agreement.

         2.13 Representations and Warranties of AUGI and the Buyer. Each of AUGI and the Buyer jointly and severally represents and warrants to Southern Gas and the Southern Gas Group Equity Owners that the statements contained in this
Section 2.13 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.13).

             2.13.1 Organization and Good Standing. Each of AUGI and Buyer is a company duly incorporated and validly existing under the laws of Delaware and is qualified to conduct business in those jurisdictions where necessary to carry out the purposes of this Agreement; and it has all requisite legal rights, full power and authority to own and operate its assets and properties as currently owned and operated and to carry on its business as now being conducted. AUGI currently owns in excess of 70% of the equity of the Buyer and on the Closing Date AUGI shall own 100% of the equity of the Buyer.

             2.13.2 Capacity and Authorization. Each of AUGI and Buyer has the legal rights and full power and authority to enter into, deliver and perform this Agreement; all actions required to be taken in order to permit it to enter into, deliver and perform this Agreement have been properly and validly taken; and all government, shareholder and other Consents, if any, currently required to be obtained for such purposes have been obtained and remain in effect.

             2.13.3 No Conflicts. Neither the execution, delivery nor performance of this Agreement by either AUGI or the Buyer will contravene, conflict with or result in a violation or breach of any of the following: (a) any provision of its Organizational Documents or of any resolution of its shareholders or any other governing body; (b) any existing legal requirements, order, decree or Contract to which it may be subject; or (c) any existing governmental Consent.

             2.13.4 Consents. Except as otherwise disclosed with respect to shareholder approval of this Agreement, neither AUGI nor the Buyer is and will not be required to give any notice to or obtain any Consent from any person or entity in connection with the execution, delivery, and performance of this Agreement.

             2.13.5 Valid and Binding Obligations. This Agreement has been duly executed and delivered by each of AUGI and the Buyer and is valid, binding and enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, and except as may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

         2.14 Brokers. Each of AUGI and the Buyer represents and warrants that it has not retained the services of a broker or finder in this transaction, and each indemnifies and holds harmless the other against and in respect of any and all claims, suits, actions and proceedings as and when incurred arising out of or based upon any claim to a fee, commission or other compensation on account of alleged employment of a broker or finder.

         2.15 Survival. All of the representations and warranties set forth in this Section 2 shall survive the execution of this Agreement and the Closing and shall remain in full force and effect thereafter, provided that any claim for breach of such representations and warranties must be evidenced by written notice to the Party against which such claim has or will be made within two (2) years following the date of Closing.

         2.16 Limitation on Damage and Claims. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH OF THE PARTIES HERETO DO HEREBY AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS OR THEIR REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR PARTIES AS A RESULT OF THE BREACH BY THE BREACHING PARTY OR PARTIES OF SUCH REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY OR PARTIES BE LIABLE TO THE NON-BREACHING PARTY OR PARTIES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OR PARTIES OF ANY OF ITS OR THEIR REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. ADDITIONALLY, NO CLAIM SHALL BE MADE FOR BREACH OF ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT UNLESS AND UNTIL THE CLAIMANT HAS INCURRED IN EXCESS OF $25,000 IN AGGREGATE DAMAGES AS A RESULT OF SUCH BREACHES. AUGI AND THE BUYER SPECIFICALLY AGREES THAT, UPON THE SECOND ANNIVERSARY OF THE CLOSING DATE, AUGI AND THE BUYER WILL ASSUME AND BECOME LIABLE FOR AND WILL ACCORDINGLY RELEASE THE SOUTHERN GAS GROUP EQUITY OWNERS AND SOUTHERN GAS FROM ALL OBLIGATIONS AND LIABILITIES RELATED TO THE ASSETS, THE SOUTHERN GAS BUSINESSES, OR THE SOUTHERN GAS GROUP ATTRIBUTABLE TO ANY PERIOD OF TIME BEFORE OR AFTER THE CLOSING DATE.

               This Section 2.16 shall operate only to limit a Party's liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 2.15.

                                  ARTICLE III
                                BASIC TRANSACTION
                                -----------------

         3.1 Sale and Transfer of Southern Gas Group Equity. The Southern Equity Owners hereby agree to assign, transfer, and deliver to the Buyer, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Southern Gas Group Equity, and AUGI hereby agrees to cause the Buyer to acquire such Southern Gas Group Equity by issuing and delivering to the Southern Gas Group Equity Owners in exchange therefor the Exchange Shares. Accordingly, on and subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer shall acquire from the Southern Gas Group Equity Owners and the Southern Gas Group Equity Owners shall sell, transfer, convey and deliver to Buyer, 100% of the Southern Gas Group Equity, solely in exchange for the Exchange Shares to be issued and delivered by AUGI to the individual Southern Gas Group Equity Owners and allocated among them in the manner set forth on EXHIBIT J annexed hereto.

         3.2 Administration by Southern Gas Group Prior to Closing Date. Prior to the Closing Date, Southern Gas and the Southern Gas Group Equity Owners shall use their best efforts to assure that the Southern Gas Group conducts the Southern Gas Businesses and maintains the Assets only in the ordinary course of business. Except for the contemplated acquisition of additional equity in the Extraction Company and other arms' length transactions that are designed to enhance the value of the Southern Gas Businesses, Southern Gas and the Southern Gas Group Equity Owners will use all reasonable efforts to ensure that the Southern Gas Group will refrain from acquiring, disposing of, or encumbering any material assets or entering into any significant long-term obligation of any nature whatsoever with respect to the Southern Gas Businesses.

         3.3 Access to Information. Between the date of this Agreement and the Closing Date, the Southern Gas Group Equity Owners shall cause Southern Gas to
(i) give AUGI and the Buyer and its authorized representatives reasonable access to all employees, offices, and other facilities regarding the Southern Gas Businesses and all books and records of Southern Gas Group regarding the Southern Gas Businesses, (ii) permit AUGI and Buyer and its authorized representatives to make such inspection(s) as they may reasonably require, and
(iii) cause Southern Gas's officers to provide AUGI and the Buyer with such financial and operating data with respect to the Southern Gas Businesses as AUGI and the Buyer may reasonably request from time to time. In addition, between the date of this Agreement and Closing, Southern Gas shall arrange for a reasonable number of the designated representatives of the Buyer to have access during normal business hours (and during non-business hours if reasonably requested by AUGI Buyer), and in a manner so as not to materially interfere with normal business operations, to selected management personnel of the Southern Gas Businesses and to all documents and records relating to the existence, good standing, assets, liabilities, obligations and operations of the Southern Gas Businesses. Subject to the consent and cooperation of third Parties, Southern Gas and the Southern Gas Group Equity Owners will assist AUGI in its efforts to obtain, at AUGI's expense, such additional information from third Parties as AUGI may reasonably request, for the purposes of AUGI's due diligence review. Without limiting the generality of the foregoing, AUGI shall be provided with
(i) production data by well by month since January 1, 2003 and continuing through August 31, 2004; (ii) when available, the final reserve report certified by _______ concerning the Southern Gas Businesses' gas reserves as of December 31, 2003 and as of [July 31, 2004]; (iii) when available, Southern Gas Group's final financial statements prepared by [_____] for the years ended December 31, 2003, and December 31, 2002, and September 30, 2004; and (iv) unaudited monthly balance sheets and profit and loss statements for Southern Gas Group and the Southern Gas Businesses for each calendar month beginning January 2004 and ending with September 2004, as such information becomes available. AUGI may engage such internal or external accountants and it believes appropriate to check the financial accounts of Southern Gas Group and/or the Southern Gas Businesses each month following the date of this Agreement and Closing, and Southern Gas and/or the Southern Gas Group Equity Owners shall provide these accountants such access as they may reasonably request to the financial records of the Southern Gas Businesses. Finally, AUGI shall be entitled to monthly reports for the period between the Effective Date until Closing regarding production data and financial statements.

         3.4 Distributions. The Parties understand and agree that prior to the Closing Date, the Southern Gas Group shall have the right to make one or more cash distributions of their net profits (as provided in Southern Gas Group's Organizational Documents) to the Southern Gas Group Equity Owners (the "Distributions"); provided, that no such Distributions shall (a) reduce the combined net working capital (defined as the current assets less current liabilities) of the Southern Gas Group below levels in effect as of July 31, 2004, (b) render the Southern Gas Group or any member thereof to be financially unable to pay all of its or their accrued and anticipated debts and obligations as and when they are due and payable or scheduled to be due and payable, or (c) require AUGI to raise additional capital following the Closing Date for the purpose of paying accrued debts or liabilities of the Southern Gas Group.

                                   ARTICLE IV
                                     CLOSING
                                     -------

         4.1 The Closing. The Closing of the Exchange and the other transactions contemplated by this Agreement shall occur on the Closing Date, at the offices of Gersten Savage Kaplowitz Wolf & Marcus, LLP, 600 Lexington Avenue, New York, New York 10022, on the Closing Date or at such earlier time and place as the Parties may mutually agree.

         4.2 Conditions Precedent to Closing. The conditions precedent to the obligations set forth in this Agreement include:

             4.2.1 Prior Approvals and Consents. The obligation of AUGI and Buyer to purchase the Southern Gas Group Equity, and the obligations of the Southern Gas Group Equity Owners to sell the Southern Gas Group Equity, pursuant to this Agreement shall be subject to the requirements that (i) all of the representations and warranties of the other Party or Parties set forth in
Section 2 shall be true and correct in all material respects at and as of the Closing Date; (ii) AUGI and the Buyer shall have obtained the prior approval of the Federal Anti-Monopoly Service of the Russian Federation for its acquisition of the Southern Gas Group Equity and/or the Assets; [(iii) ___ shall not have exercised its preferential right and have closed (or be proceeding to closing) its purchase thereunder;] and (iv) all necessary consents of the partners, licensees or licensors of Southern Gas Group and/or the Southern Gas Group Equity Owners shall have been obtained. Any Party may waive a condition precedent to its obligations, as set forth in this Section 4.2 by executing a writing so stating at or prior to the Closing. In the event that the conditions precedent to Closing described in this Section 4.2 are not satisfied or waived on or before the Closing Date, then, unless the Closing Date is extended by the mutual written agreement of the Parties, this Agreement and all rights and obligations of the Parties hereunder shall terminate and be of no further force or effect.

             4.2.2 the filing by Southern Gas of any and all notices and approvals required by the laws of the Russian Federation.

             4.2.3 Closing Events. At the Closing, each of the respective Parties hereto shall execute, acknowledge, and/or deliver, as applicable, or shall ensure to be executed, acknowledged, and delivered, as applicable, the following:

                   (a) Southern Gas and the Southern Gas Group Equity Owners shall have received (i) the Exchange Shares of AUGI, (ii) the Certificate of Incorporation certified by an officer of AUGI to be in force as of the date of the Closing, (iii) an officer's certificate of AUGI in the substantial form of EXHIBIT K certifying that certain facts are true as of the date of the Closing, and (iv) an opinion of counsel of AUGI as to: (A) the due organization of AUGI;
(B) the due authorization by AUGI to enter into this Agreement and all exhibits hereto; (C) the enforceability against AUGI of this Agreement and all exhibits hereto; and (D) relating to matters covered in Section 6.4 and 6.5 hereof.

                   (b) AUGI and the Buyer shall have received from the Southern Gas Group Equity Owners (i) share certificates evidencing the ownership by the Southern Gas Group Equity Owner of the Southern Gas Group Equity, (ii) share certificates and all relevant documentation evidencing the purchase of the remaining 83% of the Extraction Company that Southern Gas does not, as of the Effective Date, own, and (iii) power of stock, equity, or membership interest transfer (as appropriate) evidencing the transfer of the Southern Gas Group Equity to AUGI.

                   (c) Each of the parties shall have received all other certificates, agreements and items contemplated by this Agreement, or as may otherwise be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

                                   ARTICLE V
                                 INDEMNIFICATION
                                 ---------------

         5.1 Indemnification.

             (a) The Southern Gas Group Equity Owners jointly and severally agrees to defend, indemnify and hold harmless, AUGI, the Buyer and their respective officers, directors, employees and agents, from and against any and all loss, claims, liabilities, damages, costs and expenses, including attorneys fees ("Damages") incurred with respect to or resulting from, based upon, or arising out of the breach by Southern Gas or the Southern Gas Group Equity Owners' representations and warranties set forth in Section 2.1 and 2.2, or the failure by the Southern Gas Group Equity Owners to perform any of their covenants and agreements contained herein.

             (b) AUGI and the Buyer jointly and severally agrees to save, defend, indemnify and hold harmless the Southern Gas Group Equity Owners and the officers, directors, employees and agents of the Southern Gas Group from and against any Damages incurred with respect to or resulting from, based upon, or arising out of the breach by AUGI or the Buyer of their representations and warranties set forth in Section 2.13, or the failure by AUGI or the Buyer to perform any of their covenants and agreement contained herein, including those provided in Section 6.4 and Section 6.5 below.

         5.2 Determination of Damages; Claims. In calculating any amounts payable to the AUGI or Buyer pursuant to Section 5.1(a) or payable to the Southern Gas Group Equity Owners pursuant to Section 5.1(b), the indemnifying party or parties, as the case may be, shall receive credit for any insurance recoveries.

         5.3 Defense of Claims by Third Parties. If any claim is made by any third party against any Party or Parties that, if sustained, would give rise to indemnification under this Agreement, the indemnified Party or Parties, as the case may be, shall promptly cause notice of the claim to be delivered to the indemnifying Party or Parties and shall afford the indemnifying Party or Parties and its counsel, at their sole expense, the opportunity to defend, with counsel reasonably satisfactory to the indemnified Party or Parties against which such claim is made, or settle the claim. If any Party or Parties takes said opportunity to settle the claim, such Party shall obtain a release of the other Party or Parties in any settlement agreement with the third party.

         5.4 Limitations on Indemnification. Notwithstanding anything to the contrary, express or implied, contained herein, the provisions of Section 2.16 of this Agreement shall apply at all times with respect to any claims for indemnification hereunder.

                                   ARTICLE VI
      CONDITIONS PRECEDENT TO SOUTHERN GAS GROUP EQUITY OWNERS' OBLIGATIONS
      ---------------------------------------------------------------------

         In addition to the conditions precedent set forth in Section 4.2 to this Agreement, the obligations of Southern Gas or the Southern Gas Group Equity Owners under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         6.1 Accuracy of Representations. The representations and warranties made by AUGI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and AUGI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by AUGI prior to or at the Closing.

         6.2 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of AUGI nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of AUGI.

         6.3 Equity Dividends to Existing AUGI Stockholders. The dividend and distribution to the Existing AUGI Stockholders of all of the capital stock of Western Power and Equipment Corp., Infomedics Corporation, and Sponge Tech Corp that is or will be owned by AUGI immediately prior to the Closing Date shall have been effected such that AUGI will have no other equity investments in any other business immediately prior to the Closing Date.

         6.4 Discharge of Existing AUGI Liabilities. AUGI shall have discharged or paid all of its existing liabilities and obligations before the Closing Date other than aggregate indebtedness and other liabilities of AUGI and any subsidiaries up to a maximum of $100,000.

         6.5 Treatment of Certain AUGI Liabilities.

             6.5.1 The UPS Liability. The Southern Gas Group Equity Owners shall have received either (i) a legal opinion in the form and content satisfactory to the Southern Gas Group Equity Owners or their legal counsel to the effect that the approximately $2.5 million obligation to United Parcel Service ("UPS"), currently carried as a liability on the books of AUGI, is no longer a contingency as the same is barred by the applicable statute of limitations, or
(ii) a written agreement or general release from UPS releasing AUGI from such liability, or (iii) in the absence of such legal opinion or release, an indemnification to AUGI against such liability to UPS by Robert M. Rubin or another source deemed creditworthy by the Southern Gas Group Equity Owners, in the exercise of their sole discretion.

             6.5.2 The E-Globe Contingent Liability. The Southern Gas Group Equity Owners shall have received either before or at Closing, with respect to the contingent liability of approximately $2.5 million currently carried on the financial statements of AUGI that may be owed to third Parties that leased equipment to a former subsidiary of AUGI, which subsidiary was previously sold to E-Globe, either (i) an indemnification to AUGI against such contingent liability to E-Globe by Robert M. Rubin or another source deemed creditworthy by Southern Gas , or (ii) a legal opinion to the effect that the E-Globe contingent liability no longer represents a legal liability of AUGI.

             6.5.3 AUGI Bridge Notes. Prior to the Closing Date, AUGI will either (i) arrange to sell to a person deemed creditworthy by the Southern Gas Group Equity Owners, the approximately $1.7 million note of New York Medical, Inc. owed to AUGI and which is overdue, in consideration for which such person shall indemnify, defend, and hold harmless AUGI from and against any and all liabilities and obligations owed to the persons who purchased an aggregate of $1.5 million of AUGI's bridge notes that are now overdue and in default; or (ii) the holders of such notes shall have agreed to cancel such notes in exchange for shares of AUGI's Common Stock; provided, that in the event and to the extent that the holders of such bridge notes agree to cancel their notes in exchange for AUGI Common Stock, the issuance of such additional shares shall only dilute the Existing AUGI Shareholders and not adversely affect the Exchange Shares and the percentage of the fully diluted Common Stock of AUGI that the Exchange Shares will represent at Closing.

         6.6 Due Diligence. The Southern Gas Group Equity Owners shall have completed to their own satisfaction their due diligence investigation in relation to AUGI and the Buyer.

                                  ARTICLE VII
           CONDITIONS PRECEDENT TO AUGI'S AND THE BUYER'S OBLIGATIONS
           ----------------------------------------------------------

         In addition to the conditions precedent set forth in Section 4.2 to this Agreement, the obligations of AUGI and the Buyer under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         7.1 Accuracy of Representations. The representations and warranties made by Southern Gas and the Southern Gas Group Equity Owners in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Southern Gas shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Southern Gas and the Southern Gas Group Equity Owners prior to or at the Closing.

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

         7.2 No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Southern Gas Group or its Assets.

         7.3 Due Diligence. AUGI shall have completed to its own satisfaction its due diligence investigation in relation to the Southern Gas Group and the Assets.

         7.4 Audited Financial Statements. Southern Gas and the other members of the Southern Gas Group shall provide AUGI with the Audited Financial Statements. All Audited Financial Statements shall have been audited in accordance with United States generally accepted accounting principles and comply with Regulation S-X under the Securities Act of 1933, as amended.

         7.5 Noncompetition Agreements. Each of the Southern Gas Group Equity Owners and all affiliated Parties shall have executed noncompetition agreements in a form substantially similar to EXHIBIT M annexed hereto.

         7.6 Requisite Approvals. AUGI shall have obtained the approval of each of this Agreement from its stockholders.

                                  ARTICLE VIII
                            COVENANTS AND AGREEMENTS
                            ------------------------

         8.1 Board of Directors. Following the Closing, the Board of Directors of AUGI and its consolidated subsidiaries shall consist of seven persons: (a) three of whom shall be designated by the Southern Gas Group Equity Owners; (b) three of whom shall be designated by AUGI; and (c) one individual who shall be a person who the Parties shall mutually agree upon; provided, that such seventh director and one of the three AUGI designees shall be designated as independent directors within the meaning of the Sarbanes Oxley Act of 2002. As of the date of this Agreement, the Southern Gas Group Equity Owners shall designate Mr. ___ Sarkis, and Mr. ___ Pogodin as two of its three board designees.

         8.2 Voting Agreement. Each of the Rubin Family Irrevocable Stock Trust, Vertex Capital Corporation, other principal Existing AUGI Stockholders, and the Southern Gas Group Equity Owners shall enter into a voting agreement at the Closing under which such Parties shall agree for a period of not less than three
(3) years following the Closing to vote their shares of AUGI Common Stock for such seven person board of directors as structure in Section 8.1 above.

         8.3 Management. The existing management of the Southern Gas Group shall continue to be responsible for the day-to-day operations of the Southern Gas Businesses in Rostov and in such other venues as may be required to operate the business from time to time. Representatives of AUGI shall continue to be responsible for all public filings, public announcements, financial reporting, and the day-to-day operating of the U.S.-based public company. The Parties shall use their best efforts to establish appropriate employment and non-competition agreements for each of the Russian and U.S. management teams as soon as practicable after Closing.

         8.4 Post-Closing Financing. In order to fund both the internal and external growth of the Southern Gas Businesses, as soon as practicable following the Closing Date, AUGI and its Southern Gas Group subsidiaries shall undertake to raise debt and/or equity financial of between $10.0 million and $25.0 million upon such terms and conditions as shall be acceptable to AUGI's board of directors and stockholders. AUGI and its current management and affiliates will use their collective best efforts to consummate such post-closing financing on commercially competitive terms.

         8.5 Southern Gas Businesses Plan. In order to facility such post-Closing financing as well as the preparation and filing of other disclosure documents that AUGI shall be required to file with the U.S. Securities and Exchange Commission, on or before October 15, 2004, Southern Gas shall provide AUGI with a three-year business plan containing therein (a) a full description of the Southern Gas Businesses, as currently operating and proposed to be operated by the Extraction Company, the Pipeline Company, and the Equipment Company; (b) descriptions and biographies of management; (c) historical and projected financial statements; and (d) such other information as AUGI shall request in writing.

         8.6 Listing on National Securities Exchange. Promptly following the Closing, AUGI shall apply to list the AUGI Common Stock for trading on any one of the following: the OTC Bulletin Board, the American Stock Exchange, or the NASDAQ National Market, or the NASDAQ SmallCap Market.

         8.7 Facilitation of Transaction. The Southern Gas Group Equity Owners covenants and undertakes to make all reasonable efforts upon consultation with AUGI to ensure that the activities of the Southern Gas Businesses continue in their normal course and without interruption, both prior to and for a reasonable period of time after closing such that the Buyer will obtain the full benefit of the activities and further that Southern Gas shall execute such documents and take such other steps (or procure other Parties to do so) as are necessary or appropriate for such smooth transition. Southern Gas's efforts to effect a smooth transition shall include, without limitation, internal operations, contacts with customers, suppliers, or other relevant Parties.

         8.8 Non-competition. Each of the Southern Gas Group Equity Owners shall execute noncompetition agreements prior to Closing, which shall prohibit any affiliated party of Southern Gas from commencing, whether directly or indirectly, any activity that competes with the Southern Gas Businesses for a period of three (3) years after Closing, which agreements shall be included with this Agreement as EXHIBIT M.

         8.9 Pre-Closing Undertakings.

             [(a) Southern Gas and the Southern Gas Group Equity Owners undertakes prior to the Closing Date to provide the notice required to be given to _____________ in connection with its preference right to acquire [an interest in certain of the Properties or _____] in accordance with any of the Southern Gas Group's Organizational Documents or Russian law, by no later than two days after execution of this Agreement. Southern Gas will consult with the Buyer concerning the form of notice to be sent to ___ before transmission of the notice to ___.]

             (b) AUGI undertakes to apply for the required approval of the Federal Anti-Monopoly Service of the Russian Federation in connection with its acquisition of the Southern Gas Group Equity and the Assets no later than 14 days after execution of this Agreement, and Southern Gas and the Southern Gas Group Equity Owners each agrees to cooperate in providing such documents and other materials as may be necessary in connection with this application.

                                   ARTICLE IX
                                  MISCELLANEOUS
                                  -------------

         9.1 Notices. Any notice, payment or other communication hereunder shall be given in writing and delivered by hand, by registered air mail, facsimile, or by overnight courier. Any such notice shall be given to each of the Parties at their following addresses:


                  If the notice is to AUGI or the Buyer:

                  American United Global, Inc.
                  11108 N.E. 106th Street
                  Kirkland, Washington 98033
                  Attn:  David B. Barnes, Chief Financial Officer
                  Tel:  (425) 869-7410

                  With a copies to:

                  Robert M. Rubin
                  25 Highland Boulevard
                  Dix Hills, New York 11746
                  Tel:  (516) ___ -____

                           -and-

                  Stephen A. Weiss, Esq.
                  Gersten Savage Kaplowitz Wolf & Marcus, LLP
                  600 Lexington Avenue
                  New York, New York 10022
                  tel:  (212) 752-9700
                  email:  sweiss@gskny.com

                  If the notice is to the Southern Gas Group Equity Owners and South Gas:


                  With a copy to:


or to any other addresses that either Party may at any time designate by written notice to the other Party.

         All notices shall be effective and shall be deemed delivered (i) if by hand, or by overnight courier, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following receipt of the electronic communication, and
(iii) if by mail, on the next business day after actual receipt.

         9.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party's right thereafter to enforce any provision or exercise any right.

         9.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed after the date of this Agreement by all of the Parties.

         9.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Russian Federation, except with respect to federal securities laws, wherein U.S. federal law will prevail.

         9.5 Choice of Forum. Any disputes arising in connection with this Agreement shall be submitted exclusively to final and binding arbitration in accordance with the then-prevailing Rules of Arbitration of the International Chamber of Commerce. Any such arbitration shall be held in London, England.

         9.6 Headings. The headings inserted in this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement or affect its terms and provisions.

         9.7 No Implied Covenants. There are no implied covenants contained in this Agreement. The Parties expressly acknowledge obligations of good faith and fair dealing in their relations with each other pursuant to this Agreement. The Parties expressly disclaim any fiduciary duty to each other.

         9.8 Further Assurances. Each of the Parties shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

         9.9 Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. In the event of any conflict between this Agreement and any Schedule attached hereto, the terms of this Agreement shall be controlling.

         9.10 Counterparts, Successors and Assigns. This Agreement may be executed in one or more original counterparts, all of which shall constitute one and the same instrument. Evidence of execution of this Agreement may be provided by facsimile transmission. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

         9.11 Time of Essence. Time is of the essence of this Agreement.

         9.12 Non-Reliance. Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly set forth in this Agreement.

         9.13 Legal Advice. Each of the Parties acknowledges and confirms that it has obtained its own independent legal advice with respect to this Agreement and the negotiation thereof and the transactions contemplated thereunder.

         9.14 Expenses. Each of the Parties shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

         9.15 Assignment. Neither of the Parties shall assign any of their rights or obligations under this Agreement without the express prior written consent of the other Party; provided, however, that Buyer may assign its rights and obligations hereunder to an entity wholly owned by Buyer.


         IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties hereto as of the date first above written.

SOUTHERN GAS HOLDINGS LLC                   AMERICAN UNITED GLOBAL, INC.


By:______________________________           By:_____________________________
Name:                                       Name:    Robert M. Rubin
Title:   Manager                            Title:   Chief Executive Officer

SOUTHERN GAS GROUP
EQUITY OWNERS:


_________________________________


_________________________________


_________________________________


_________________________________

SOUTHERN GAS COMPANY, LLC


By:_______________________________
Name:
Title:




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